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                                                                   EXHIBIT 12.5

                             ACUPAC PACKAGING, INC.
                         FIXED CHARGE RATIO COMPUTATION
                                (GUARANTORS ONLY)

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                                                           FOR THE PERIOD JUNE 2, 1999 TO
                                                                  DECEMBER 31, 1999                  2000
                                                           ------------------------------       -------------
                                                               (DOLLARS IN THOUSANDS)
Income before taxes .....................................           $    931                   $    258
Fixed charges reflected in income (loss) before taxes
   Interest expense .....................................                  3                        750
   One third of rental expenses .........................                 62                        144
                                                                    --------                   --------
Total fixed charges .....................................                 65                        894
                                                                    --------                   --------


Income before taxes plus fixed charges above ............           $    996                   $  1,152
                                                                    ========                   ========
Fixed charge ratio ......................................             15.32x                      1.29x
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